UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 9, 2017

NOODLES & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-35987	84-1303469
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

520 Zang Street, Suite D, Broomfield, CO	80021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (720) 214-1900

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On February 9, 2017, Noodles & Company (the “Company”) posted on its website at www.noodles.com a slide presentation (the “Call Materials”) with respect to the Company’s strategic initiatives and recent developments, as well as certain preliminary financial results for the quarterly period and fiscal year ended January 3, 2017. The Company will host a conference call to discuss its strategic initiatives, recent developments and preliminary financial results on February 9, 2017 at 5:00 PM Eastern Time. Hosting the call will be Dave Boennighausen, Chief Financial Officer and interim Chief Executive Officer.
The conference call can be accessed live over the phone by dialing 877-303-1298 or for international callers by dialing 253-237-1032. A replay will be available after the call and can be accessed by dialing 855-859-2056 or for international callers by dialing 404-537-3406; the passcode is 66834756. The replay will be available until Thursday, February 16, 2017. The conference call and slide presentation will also be webcast live from the Company’s corporate website at investor.noodles.com under the “Events & Presentations” page. An archive of the webcast and accompanying slide presentation will be available at the same location on the corporate website shortly after the call has concluded.

The discussion of the Data Breach Liabilities (as defined below) in Item 8.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.02.
In addition, the Company issued a press release on February 9, 2017, which press release provides further detail with respect to the Company’s strategic initiatives and recent developments (the “Press Release”).
The Press Release is “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Item 7.01 Regulation FD Disclosure.
The information in Item 2.02 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01. Other Events.

On June 28, 2016, the Company announced that a security incident compromised the security of the payment information of some customers who used debit or credit cards at certain Noodles & Company locations between January 31, 2016 and June 2, 2016. The malware involved in the incident has been removed, and we believe that it no longer poses a risk to credit or debit cards currently being used at affected locations, and the Company has been implementing additional security procedures to further secure customers’ debit and credit card information.

In the fourth quarter of 2016, the Company recorded a charge of approximately $11.0 million for estimated losses associated with claims and anticipated claims by payment card companies for non-ordinary course operating expenses, card issuer losses and card replacement costs for which it expects to be liable (the “Data Breach Liabilities”). However, the Company may ultimately be subject to losses that are up to $5.0 million greater than that amount. The Company intends to use the net proceeds of the private placement (described in Item 1.01 of the Current Report on Form 8-K filed concurrently herewith), in part, to fund the Data Breach Liabilities.

In addition to claims by payment card companies with respect to the data security incident, the Company is the defendant in a purported class action lawsuit in the United States District Court for the District of Colorado, Selco Community Credit Union vs. Noodles & Company, alleging that the Company negligently failed to provide adequate security to protect the payment card information of customers of the plaintiffs and those of other similarly situated credit unions, banks and other financial institutions alleged to be part of the putative class, causing those institutions to suffer financial losses (the “Selco Litigation”). The complaint in the Selco Litigation also claims the Company was negligent per se based on alleged violations of Section 5 of the Federal Trade Commission Act, and it seeks monetary damages, injunctive relief and attorneys’ fees. The Company intends to vigorously defend the Selco Litigation. The Company cannot reasonably estimate the range of potential losses that will be associated with the Selco Litigation because it is at an early stage. The Company also cannot provide assurance that it will not become subject to other inquiries or claims, such as claims brought by customers, relating to the data security incident in the future. Although the Company maintains data security liability insurance, and certain fees and costs associated with this data security incident and the Selco Litigation to date have been paid or reimbursed by its data security liability insurer, the Company currently believes that it is possible that the ultimate amount paid by the Company with respect to this matter will be in excess of the limits of its data security liability insurance coverage applicable to claims of this nature.

It is possible that losses associated with the data security incident, including losses associated with the Selco Litigation, could have a material adverse effect on the Company’s results of operations in future periods. The Company will continue to evaluate information as it becomes known and will record an estimate for additional losses at the time or times when it is probable that a loss, if any, will be incurred and the amount of any such loss is reasonably estimable.
Item 9.01. Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Description
99.1	Press Release dated as of February 9, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Noodles & Company

By:	/s/ DAVE BOENNIGHAUSEN
Name:	Dave Boennighausen
Title:	Chief Financial Officer and Interim Chief Executive Officer

DATED: February 9, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated as of February 9, 2017.